Contact:
Joseph L. McCarthy
Director, Corporate Communications
(408) 232-4552
jmy@cypress.com

For Immediate Release
Cypress Announces Retirement of Sales and Applications EVP J. Daniel McCranie
SAN JOSE, Calif., April 30, 2015 – Cypress Semiconductor Corp. (NASDAQ: CY) today announced the retirement of J. Daniel McCranie, Cypress’s executive vice president of Sales and Applications, culminating a 23-year relationship that began in 1993 when McCranie joined Cypress as its EVP of Sales and Marketing. McCranie left Cypress in 2001, but rejoined the company as a member of the Cypress board of directors from 2006-2014 and in his current capacity from 2014-2015.

Michael Balow, who came to Cypress from Spansion when the two companies merged last month, will succeed McCranie as the EVP of Sales and Applications.

“As one of the longest-tenured Cypress executives, Dan has been a key part of our management team,” said T.J. Rodgers, Cypress president and CEO. “He has provided us with leadership and strategic vision that have been integral to our growth and valuation as a company. I want to thank him for his many fine years of service to our company.

“In the 14 months since he returned to Cypress in an operating capacity, Dan has laid a strong foundation for the Sales and Applications teams, which will enable them to provide our growing customer base with world-class support, to begin cross-selling Cypress and Spansion products, and to aggressively pursue the opportunities that have accrued to Cypress in the wake of the merger,” Rodgers added. “This foundation will help to ensure a seamless transition between Dan and Mike Balow, a semiconductor industry veteran who was responsible for Spansion’s very successful penetration of key markets in Japan and Asia-Pacific. We are excited to bring Mike onboard to help drive the next generation of Cypress growth.”

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Cypress Announces Retirement of Sales EVP J. Daniel McCranie – Page 2

“I am excited for Cypress’s future given its merger with Spansion and the many proprietary new products it plans to bring to the embedded marketplace,” McCranie said. “I'm honored and grateful to have been a part of Cypress all these years, and I am fully confident that, under Mike Balow, the sales organization will deliver.”

Prior to his initial tenure with Cypress, McCranie was the chairman of Freescale Corporation, Actel Corporation and Xicor, the CEO and chairman of Virage Logic, and the Chairman, President and CEO of SEEQ Technology. He has held management positions in engineering and sales and marketing at Harris Corp., Advanced Micro Devices, American Microsystems Ltd. and Philips Corp. McCranie currently serves as chairman of the board of ON Semiconductor Corp. and is also a member of the board of directors of Mentor Graphics Inc.

About Cypress
Cypress (NASDAQ: CY) delivers high-performance, high-quality solutions at the heart of today’s most advanced embedded systems, from automotive, industrial and networking platforms to highly interactive consumer and mobile devices. With a broad, differentiated product portfolio that includes NOR flash memories, F-RAM™ and SRAM, Traveo™ microcontrollers, the industry’s only PSoC® programmable system-on-chip solutions, analog and PMIC Power Management ICs, CapSense® capacitive touch-sensing controllers, and Wireless BLE Bluetooth® Low-Energy and USB connectivity solutions, Cypress is committed to providing its customers worldwide with consistent innovation, best-in-class support and exceptional system value. To learn more, go to www.cypress.com.

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Cypress, the Cypress logo, PSoC and CapSense are registered trademarks and F-RAM and Traveo are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.

Spec No: None; Sunset Owner: OBS; Secondary Owner: JMY; Sunset Date: 09/25/15

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